As Filed with the Securities and Exchange Commission on January 21, 2004
Registration No. 333-110976

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
To

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST VIRTUAL COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0357037
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

3200 Bridge Parkway
Redwood City, CA 94065
(650) 801-6500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan G. Morgan
Chief Executive Officer and President
First Virtual Communications, Inc.
3200 Bridge Parkway
Redwood City, CA 94065
(650) 801-6500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Julie M. Robinson, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price	Aggregate Offering	Amount of
Title of Shares to be Registered	be Registered(1)	Per Share(2)	Price(2)	Registration Fee(2)

Common Stock, $.001 par value	6,375,329	$2.28	$14,535,750	$1,176	(3)
Common Stock, $.001 par value, issuable upon exercise of warrants	3,325,151	$2.28	$7,581,344	$613	(3)
Total	9,700,480		$22,117,094	$1,789	(3)

(1)	Includes 642,921 shares of common stock issued pursuant to the purchase agreement, dated September 30, 2003, held by Net One Systems Co., Ltd., 5,732,408 shares of common stock issued pursuant to the purchase agreement, dated November 7, 2003, held by certain selling security holders, 2,866,199 shares of common stock issuable upon exercise of warrants to purchase common stock issued pursuant to the purchase agreement, dated November 7, 2003, held by certain selling security holders and 458,952 shares of common stock issuable upon exercise of a warrant to purchase common stock, dated November 7, 2003, held by Roth Capital Partners LLC. Pursuant to Rule 416 under the Securities Act this registration statement also covers such additional shares as may hereafter be offered or issued resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq SmallCap Market on November 28, 2003.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 21, 2004

PRELIMINARY PROSPECTUS

9,700,480 Shares

FIRST VIRTUAL COMMUNICATIONS, INC.

Common Stock

     This prospectus relates to the offer and sale, from time to time, of up to 9,700,480 shares of our common stock or interests therein by the selling security holders listed on page 13 of this prospectus, or their transferees, including 6,375,329 shares that are issued and outstanding and 3,325,151 shares that are issuable upon exercise of outstanding warrants to purchase common stock.

     For a description of the plan of distribution of the shares, see page 17 of this prospectus.

     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “FVCX.” On January 20, 2004, the last reported sales price for our common stock was $2.38 per share.

Investment in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January __, 2004.

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 23.1

PROSPECTUS SUMMARY

     The Securities Exchange Commission, or SEC, allows us to “incorporate by reference” information that we file with them, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information You should read this summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to “our company,” “we,” “our,” and “us” refer to First Virtual Communications, Inc. Reference to “selling security holders” refers to those stockholders listed herein under “Selling Security Holders,” who may sell shares from time to time as described in this prospectus.

First Virtual Communications, Inc.

     The Company delivers integrated, software technologies for rich media web conferencing and collaboration solutions. The Company combines its expertise in networking systems, real-time audio and video technology, and web-based collaboration to provide integrated voice, video, data, text and streaming media solutions for a wide range of rich media enterprise applications, including web conferences, broadcasts, video-on-demand, videoconferences and video calls over converged multi-service networks. The Company was incorporated in California in October 1993 and reincorporated in Delaware in December 1997. The Company first shipped its products in 1995.

     In June 2001, the Company completed a merger with CUseeMe Networks, Inc., a web conferencing software company, enabling the Company to provide a broad range of integrated rich media web conferencing solutions that run seamlessly across multiple network types to enterprise customers and service providers worldwide. Our flagship Web-based product is Click to Meet™. It provides a framework for rich media Web conferencing and collaboration that is simple to use, fully integrated and effectively manages all of the components of the end-to-end solution while hiding traditional complexities from the end user. Our next generation conference server was engineered from the ground up as an IP-based solution and was the first conferencing server on the market to support: continuous presence; mixed speed endpoints in multipoint conferences; unicast and multicast; Microsoft Outlook scheduling integration; and Session Initiation Protocol.

     On September 30, 2003, the Company entered into an Equity Investment Agreement with Net One Systems Co., Ltd. (“Net One”). Pursuant to the agreement, Net One was authorized to return approximately $1.5 million of products previously purchased from the Company, net of $75,000 of expenses, in exchange for shares of common stock of the Company. The Company had not recognized these prior shipments as revenue, but had recorded the transactions as deferred revenue. On October 8, 2003, the Company issued 642,921 shares of the Company’s common stock to Net One at $2.45 per share as consideration for the returned products.

     On November 7, 2003, the Company entered into definitive agreements to sell approximately 5.7 million shares of common stock in a private placement with institutional investors, priced at $1.79 per share. The transaction closed on November 12, 2003, resulting in gross proceeds to the Company of approximately $10.3 million, or approximately $9.3 million net of placement fees and cash expenses. Investors in the private placement also received warrants to purchase up to 2.9 million shares of common stock at an exercise price of $1.79 per share. The warrants have a five year life. In addition, as partial consideration for services rendered by Roth Capital Partners LLC, or Roth, as placement agent in connection with the private placement, the Company issued a warrant to purchase 458,952 shares of common stock to Roth at an exercise price of $2.15 per share. This warrant also has a term of five years.

     On December 11, 2003, Mr. George Sollman and Mr. Werner Shmücking were appointed to the Company’s Board of Directors.

     Mr. George Sollman is the Chairman and founder of Arabesque Investments LLC, a firm that is focused on investments in early stage high technology startup companies. Prior to founding Arabesque Investments, from 1997 to 2000, Mr. Sollman was the co-founder and Chief Executive Officer of @Motion, Inc., a company pioneering, developing and marketing Internet voice portal servers. @Motion was acquired by OpenWave Systems Inc. (formerly Phone.com) in February 2000. Before founding @Motion in 1997, Mr. Sollman was the president and Chief Executive Officer of Centigram Communications Corporation from 1987 through 1997, a leading voice messaging company. Mr. Sollman received a B.S.E.E. from Northwestern University in 1964 and a M.S.E.E. from Northwestern University in 1967.

     Mr. Werner Shmücking resides in Germany and currently serves as a strategic advisor to the information and communication industry. From 2001 to 2003, he served as a consultant to SAP AG, a supplier of inter-enterprise software, with respect to international telecommunication issues. In April 2000, Mr. Shmücking retired from a long and successful career at Siemens AG. During his 40 year tenure at Siemens, he developed expertise in sales, marketing, product management, services and strategic planning. Mr. Scmücking spent the last eleven years of his career at Siemens AG serving as Vice President of their Private Networks Group at Siemens.

     In January 2004, Mr. Ralph Ungermann resigned as a director of the Company and as the Company’s Executive Chairman of the Board and Mr. Sollman was appointed as Chairman of the Company’s Board of Directors.

     Our principal executive offices are located at 3200 Bridge Parkway, Redwood City, California 94065. Our telephone number is (650) 801-6500.

1.

The Offering

Common stock to be offered by the selling stockholders	9,700,480 shares

Common stock outstanding as of January 7, 2004.	14,542,105 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Nasdaq SmallCap Market symbol	FVCX

(1)	Excludes shares of common stock issuable upon conversion of outstanding convertible securities (including outstanding warrants and the shares of common stock issuable upon conversion of the outstanding shares of the Company’s Series A Preferred Stock).

2.

RISK FACTORS

     Except for the historical information contained in this prospectus or incorporated by reference, this prospectus and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

     Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

The Company has a history of operating losses and will incur losses in the future. The Company may never generate sufficient revenue to achieve profitability.

     The Company has incurred operating losses in each quarter since it commenced operations in 1993. The Company expects to continue to devote substantial resources to its research and development and sales and marketing activities. As a result, the Company expects that it will continue to incur operating losses for the foreseeable future. At September 30, 2003, the Company had an accumulated deficit of $116.6 million.

The Company’s quarterly financial results are expected to fluctuate and may cause the price of the Company’s common stock to fall.

     The Company has experienced in the past, and is likely to experience in the future, fluctuations in revenue, gross margin and operating results. Various factors could contribute to the fluctuations in revenue, gross margin and operating results in the future, including the Company’s:

•	success in developing our rich media Web conferencing business and in developing, introducing and shipping new products and product enhancements, particularly for the Click to Meet product family, including the Click to Meet Conference Server;

•	success in accurately forecasting demand for new orders that may have short lead-times before required shipment, product mix, percentage of revenue derived from original equipment manufacturers, or OEMs, versus distributors or resellers;

•	new product introductions and price reductions by competitors;

•	results from strategic collaborations;

•	use of OEMs, distributors, resellers, and other third parties;

•	ability to attract, retain and motivate qualified personnel;

•	research and development efforts and success; and

•	selling, general and administrative expenditures.

     Additionally, the Company’s operating results may vary significantly depending on a number of factors that are outside of its control. Further, a significant portion of the Company’s expenses are fixed. The Company has made significant progress in reducing its operating expenses in the last fiscal year and during the first nine months of 2003 and expects that operating expenses will decrease in the future due to continued expense reduction measures. However, to the extent that operating expenses are not reduced and to the extent that revenue or gross margin cannot be increased, the Company’s business, financial condition and results of operations would be materially adversely

3.

affected. Due to all the foregoing factors, it is likely that in some future quarter, as at times in past quarters, the Company’s results of operations will be below the expectations of public market analysts and investors, resulting in a negative impact on the Company’s common stock price.

If the carrying value of the Company’s long lived assets is not recoverable, an impairment loss must be recognized which could adversely affect the Company’s financial results.

     Certain events or changes in circumstances would require the Company to assess the recoverability of the carrying amount of long-lived assets. In the year ended December 31, 2002, the Company recorded impairment charges of $3.3 million relating to technology acquired in a prior acquisition and $6.6 million relating to goodwill. In addition, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 142, in July 2001, whereby goodwill must be evaluated annually and whenever events or circumstances occur which indicate goodwill might be impaired. The Company adopted SFAS No. 142 on January 1, 2002. The Company will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and may incur substantial impairment charges that could adversely affect the Company’s financial results in the future.

The Company’s success depends on the market’s acceptance of rich media web conferencing services and the Company’s products, including Click to Meet and the Multi Conferencing Unit.

     The Company’s success depends in part on the market’s acceptance of rich media web conferencing services and the Company’s products, including Click to Meet and the Multi Conferencing Unit, or MCU. Potential end-users must accept video applications as a viable alternative to face-to-face meetings and conventional classroom-based learning. New applications, such as the use of video conferencing in marketing, selling and manufacturing, are still in the development stage. The Company’s contracts with telecommunications service providers to provide video and web conferencing solutions are in the early stage and only recently has the Company received significant revenue from this market segment. If rich media, web conferencing and broadband video services fail to achieve broad commercial acceptance or if such acceptance is delayed, the Company’s business, financial condition and results of operations will be materially adversely affected. The Company anticipates that growth in the foreseeable future will come from the sale of its Click to Meet and MCU products and services. Broad market acceptance of these products and services is therefore critical to the Company’s operating success.

The Company’s software products may contain undetected defects or defects that have been detected but are more costly than anticipated to adequately address.

     Software developed by the Company or developed by others and incorporated by the Company into its products may contain significant undetected errors or errors that have been detected but are more significant and costly to address than anticipated, especially when first released or as new versions are released. Although the Company’s software products are tested before commercial release, errors in the products may be found after customers begin to use the software. Any defects in the Company’s current or future products may result in significant decreases in revenue or increases in expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the defects.

The Company’s common stock price is volatile.

     The market price of the Company’s common stock has been extremely volatile in the past and, like that of other technology companies, is likely to be volatile in the future, depending upon many factors, including:

•	fluctuations in the Company’s financial results;

•	technological innovations or new commercial products developed by the Company or its competitors;

•	establishment of and success of corporate partnerships or licensing arrangements;

•	announcements by the Company or others regarding the acquisition of technologies, products or companies;

4.

•	regulatory changes and developments that affect the Company’s business;

•	developments or disputes concerning patent and proprietary rights and other legal matters;

•	an adverse outcome from pending or any future legal matters;

•	issuance of new or changed stock market analyst reports and/or recommendations;

•	significant dilution in connection with equity financings;

•	economic and other external factors; and

•	failure to satisfy the Nasdaq listing requirements.

     One or more of these factors could significantly harm the Company’s business and decrease the price of our common stock in the public market. Severe price fluctuations in a company’s stock, including the Company’s stock, have frequently been followed by securities litigation. Litigation can result in substantial costs and a diversion of management’s attention and resources and therefore could have a material adverse effect on the Company’s business, financial condition and results of operations. Past financial performance of the Company should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

If the Company were delisted from The Nasdaq SmallCap Market, the market price and market liquidity of the Company’s common stock would be materially adversely affected.

     The Company’s common stock currently is listed on The Nasdaq SmallCap Market. Pursuant to its rules, The Nasdaq National Market delisted the Company’s shares from the Nasdaq National Market based on the shares trading below $1.00 per share on The Nasdaq National Market for a period of 30 consecutive trading days. On September 9, 2002, the Company’s shares began trading on The Nasdaq SmallCap Market. In October 2002, the Company received a letter from Nasdaq advising it that the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days by March 26, 2003 in order to continue trading on the Nasdaq SmallCap Market, subject to appeal by the Company. On April 1, 2003, the Company received an additional letter from Nasdaq advising that, based on recent Nasdaq modifications to the bid price rules, it would be granted an additional 90 calendar day period within which to remedy the bid price deficiency. To demonstrate compliance with the minimum bid price requirement, the Company implemented a 1-for-5 reverse stock split on June 27, 2003. After demonstrating a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days, the Company regained compliance with the Nasdaq SmallCap Market requirements. However, on July 31, 2003, the Company received an additional letter from Nasdaq indicating that as of July 30, 2003, the Company failed to comply with Nasdaq rules that require that the Company have a minimum of $2,500,000 in stockholders’ equity or $35 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year. The Company responded to Nasdaq by August 14, 2003 and advised Nasdaq of its plans to regain compliance with the Nasdaq SmallCap listing requirements. In a letter dated September 5, 2003, the Nasdaq staff advised the Company that its response was insufficient and advised the Company that its stock was subject to delisting. The Company requested an appeal from Nasdaq and an appeal hearing was held on October 16, 2003.

     The Company attended an oral appeal hearing with a Nasdaq Listing Qualifications Panel (“Panel”) on October 16, 2003 and requested an extension of time to regain compliance and demonstrate its ability to sustain compliance with the minimum stockholders’ equity requirement. The Panel provided the Company with additional time until October 31, 2003 to obtain and provide to Nasdaq a term sheet for a financing to raise sufficient capital to permit the Company to regain compliance and demonstrate its ability to sustain compliance with the minimum stockholders’ equity requirement. The Company delivered the term sheet to the Panel on October 31, 2003 and on November 10, 2003 announced that it had entered into definitive agreements to sell approximately 5.7 million shares of its common stock in a private placement with institutional investors. The transaction closed on November 12, 2003, resulting in

5.

gross proceeds to the Company of approximately $10.3 million, or approximately $9.3 million net of placement fees and cash expenses. Investors in the private placement also received five-year warrants to purchase up to 2.9 million shares of common stock at an exercise price of $1.79 per share. The Company was notified by Nasdaq on December 2, 2003 that it currently is in compliance with the requirements for listing on the Nasdaq SmallCap market. However, the Company could in the future again fail to comply with Nasdaq’s minimum listing requirements.

The Company has a history of generating a large percentage of its revenue at the end of each quarterly accounting period.

     Due to the way that many customers in the Company’s target markets allocate and spend their budgeted funds for acquisition of the Company’s products and other products, a large percentage of the Company’s business is booked at the end of each quarterly accounting period. Because of this, the Company may not be able to reliably predict order volumes. If the Company is unable to ship its customer orders on time, there could be a material adverse effect on the Company’s results of operations.

The Company’s success depends on the performance of participants in the Company’s distribution channels.

     The Company currently sells its products through OEMs, distributors and resellers. The Company’s future performance will depend in large part on sales of its products through these distribution relationships, such as those with Comp View, Inc., General Services Administration, Net One, NEC, AT&T and other key partners. Agreements with distribution partners generally provide for discounts based on the Company’s list prices, and do not require minimum purchases or restrict development or distribution of competitive products. Therefore, entities that distribute the Company’s products may compete with the Company. In addition, OEMs, distributors and resellers may not dedicate sufficient resources or give sufficient priority to selling the Company’s products. The Company additionally depends on its distribution relationships for most customer support, and expends significant resources to train its OEMs, distributors and resellers to support these customers. These entities can generally terminate the distribution relationship upon 30 days notice. The loss of a distribution relationship or a decline in the efforts of a material distributor, or loss in business or cancellation of orders from, significant changes in scheduled deliveries to, or decreases in the prices of products sold to, any of these distribution relationships could have a material adverse effect on the Company’s results of operations.

The Company expects to rely on a limited number of large customers for its revenue in the future. Losing one or more of these customers may adversely affect the Company’s future revenue.

     The Company depends on a limited number of large end-user customers for a significant portion of its revenue which has resulted in, and may in the future result in, significant fluctuations in quarterly revenue. The Company expects that revenue from the sale of products to large resellers and telecommunications service providers will continue to account for a significant percentage of its revenue in any particular quarter for the foreseeable future. Additionally, a significant portion of the Company’s sales of video conferencing products has historically been to government agencies, such as military and educational institutions, or to third parties using the Company’s products on behalf of government agencies. Government customers are often subject to budgetary pressures and may from time to time reduce their expenditures and/or cancel orders. The loss of any major customer, or any reduction or delay in orders by a customer, or the failure of the Company or its distribution partners to market the Company’s products successfully to new customers could have a material adverse effect on the Company’s business, financial condition and results of operations.

Because sales of some of the Company’s products require a lengthy sales effort and implementation cycle, revenue may be unpredictable, and the Company’s business may be harmed.

     Sales of some of the Company’s products have required and will continue to require an extended sales effort. For some projects, the period from an initial sales call to an end-user agreement can range from six to twelve months and can be longer. Therefore, the timing of revenue recognition, as well as related cash receipts, may be unpredictable. A lengthy delay in booking orders, obtaining payment and recognizing revenue could have a material adverse effect on the Company’s business, financial condition and results of operations.

6.

Rapid technological change and evolving industry standards and regulations may impair the Company’s ability to develop and market its products and services.

     Rapid technological change and evolving industry standards characterize the market for the Company’s products and services. The Company’s success depends, in part, on its ability to maintain technological leadership and enhance and expand its existing product and services offerings. The Company’s success also depends in part upon its ability and the ability of its strategic partners to comply with evolving industry standards. The Company’s products must meet a significant number of domestic and international video, voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. The Company’s products are currently in compliance with applicable regulatory requirements. However, as standards evolve, the Company will be required to modify its products, or develop and support new versions of its products. In addition, telecommunications service providers require that equipment connected to their networks comply with their own environment and standards, which may vary from industry standards.

     The Company’s ability to compete successfully is also dependent upon the continued compatibility and interoperability of its products with products and architectures offered by other vendors. The Company’s business, financial condition and results of operations and cash flows would be materially adversely affected if it were unable in a timely manner to comply with evolving industry standards or to address compatibility issues. In addition, from time to time, the Company may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company’s existing product offerings. The announcement of product enhancements or new product or service offerings could cause customers to defer purchasing the Company’s products. In addition, the Company has experienced delays in the introduction of new products in the past and may experience additional delays in the introduction of products currently under development or products developed in the future. The failure of the Company to successfully introduce new products, product enhancements or services on schedule or in time to meet market opportunities, or customer delays in purchasing products in anticipation of new product introductions or because of changes in industry standards, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company faces intense competition from other industry participants and may not be able to compete effectively.

     The market for Web conferencing and networking products and services is extremely competitive. Because the barriers to entry in the market are relatively low and the potential market is large, the Company expects continued growth in existing competitors and the entrance of new competitors in the future. Many of the Company’s current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than that of the Company. Therefore, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their competing products and services. As a result, the Company may not be able to compete successfully with existing or new competitors in the rich media Web conferencing and collaboration solutions market. In addition, as a result of Microsoft Corporation’s acquisition of PlaceWare, Inc. and Cisco Systems’ acquisition of Lattitude Communications, Inc., companies with greater resources are entering the Web conferencing market which leads to even greater competition. The Company believes that its ability to compete successfully in this market depends on a number of factors both within and outside its control, including:

•	the timing of the introduction of new products, product upgrades and services by the Company and its competitors;

•	the pricing policies of the Company’s competitors and suppliers;

•	the Company’s ability to hire and retain highly qualified employees;

•	continued investment in research and development;

•	continued investment in sales and marketing; and

7.

•	the adoption and evolution of industry standards.

The Company’s business may be harmed if it is unable to protect its proprietary rights.

     The Company’s success and ability to compete in the rich media Web conferencing and collaboration solutions markets depends, in part, upon its ability to protect its proprietary technology. The Company may be unable to deter misappropriation of its proprietary technology, detect unauthorized use, and take appropriate steps to enforce its intellectual property rights.

     The Company does not rely on patent protection for its products, and does not hold any patents, although it has filed patent applications relating to tunneling technology and the initiation and support of video conferencing using instant messaging. This patent application may not be approved, however, and even if issued by the United States Patent and Trademark Office, it may not give the Company an advantage over competitors. The Company’s adherence to industry-wide technical standards and specifications may limit its opportunities to provide proprietary product features. The Company currently licenses certain technology from third parties and plans to continue to do so in the future. The commercial success of the Company will depend, in part, on its ability to continue to obtain licenses to use third-party technology in its products.

     The Company relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its technology. The Company also enters into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with its consultants, suppliers, distributors and customers to limit access to and disclosure of its proprietary information. However, these statutory and contractual arrangements may not be sufficient to deter misappropriation of the Company’s proprietary technologies. In addition, independent third parties may develop similar or superior technologies to those of the Company. Furthermore, the laws of some foreign countries do not provide the same degree of protection of the Company’s proprietary information as do the laws of the United States.

Claims by third parties that the Company infringes their proprietary technology could prevent the Company from offering its products or otherwise materially harm the Company’s business.

     The commercial success of the Company also will depend, in part, on the Company not breaching third-party intellectual property rights. The Company licenses certain third-party technology for use in its products, but is subject to claims and the risk of litigation alleging infringement of other third-party intellectual property rights. A number of companies have developed technologies or received patents on technologies that may be related to or be competitive with the Company’s technologies. The Company has not conducted a patent search relating to the technology used in its products. In addition, since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed, which, if issued as patents, would relate to the Company’s products. The Company’s lack of patents may inhibit the Company’s ability to negotiate or obtain licenses from or oppose patents of third parties, if necessary.

     The Company may incur substantial costs in defending itself and its customers against intellectual property litigation, including pending and potential future litigation, regardless of the merits of such claims. The Company may also be required by contract or by statutory implied warranties to indemnify its distribution partners and end-users against third-party infringement claims. Parties making infringement claims against the Company may be able to obtain injunctive or other equitable relief which could effectively block the Company’s ability to sell its products in the United States and abroad, and could result in an award of substantial damages. In the event of a successful claim of infringement against the Company, the Company, its customers and end-users may be required to obtain one or more licenses from third parties. The Company, or its customers, may not be able to obtain necessary licenses from third parties at a reasonable cost, or at all. The defense of any lawsuit could result in time-consuming and expensive litigation, damages, license fees, royalty payments and restrictions on the Company’s ability to sell its products, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

8.

The Company faces additional risks from its international operations.

     The Company’s international business involves a number of risks that could adversely affect its operating results or contribute to fluctuations in those results. The Company’s revenue from international sales represented 33% and 31%, respectively, of its total revenue in the three months ended September 30, 2003 and 2002 and 37% and 30%, respectively, of its total revenue in the nine months ended September 30, 2003 and 2002, respectively. The Company intends to seek opportunities to expand its product and service offerings into additional international markets, although the Company may not succeed in developing localized versions of its products for new international markets or in marketing or distributing products and services in those markets.

     The majority of the Company’s international sales are currently denominated in United States dollars. However, it is possible that a significantly higher level of future sales of the Company’s products may be denominated in foreign currencies. To the extent that the Company’s sales are denominated in currencies other than United States dollars, fluctuations in exchange rates may result in foreign exchange losses. The Company does not have experience in implementing hedging techniques that might minimize the Company’s risks from exchange rate fluctuations.

     The Company’s international business also involves a number of other difficulties and risks, including risks associated with:

•	changing economic conditions and political instability in foreign countries;

•	export restrictions and export controls relating to the Company’s technology;

•	compliance with existing and changing regulatory requirements;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing international operations ;

•	longer payment cycles and problems in collecting accounts receivable;

•	software piracy;

•	seasonal reductions in business activity in Europe and certain other parts of the world during the summer months; and

•	potentially adverse tax consequences.

The Company may need to raise additional funds in the future.

     We believe the Company has adequate cash and access to cash to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds through debt sources and/or the issuance of equity securities in the future. If additional funds are raised through the issuance of equity securities, the percentage ownership of existing stockholders of the Company will be reduced, stockholders may experience additional dilution, and the new equity securities may have rights, preferences or privileges senior to those of the holders of the Company’s common stock. Additional financing may not be available when needed or on terms favorable to the Company, or at all. Additionally, if delisting from Nasdaq occurs, it will be more difficult to raise additional funds. If adequate funds are not available or are not available on acceptable terms, it could have a material adverse effect on the Company’s business, financial condition and operating results. The Company may be required to delay, scale back or eliminate some or all of its development programs for its products and may be unable to take advantage of future opportunities or respond to competitive pressures.

Control by Insiders

     As of November 14, 2003, the Company’s executive officers, directors and their affiliates beneficially owned approximately two million shares, or approximately 14%, of the then outstanding shares of the Company’s common stock. As a result, these persons may have the ability to influence control over the Company and direct its affairs and

9.

business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company, and making certain transactions more difficult or impossible absent the support of these stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of common stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for shares of common stock.

10.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

•	the market’s acceptance of rich media and Web conferencing services;

•	the market’s acceptance of our products, including Click to Meet and the Conference Server;

•	the effectiveness of existing products and new products of our competitors;

•	significant fluctuations in operating results;

•	our ability to develop, manufacture and ship planned products;

•	our ability to recruit, train and retain qualified sales and other personnel; and

•	the continued listing of our stock on the Nasdaq SmallCap Market

     Because the risk factors referred to above, as well as the risk factors beginning on page 3 of this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

11.

SELLING SECURITY HOLDERS

Background

     Pursuant to the following agreements, among us and the selling security holders, we issued and sold, for an aggregate purchase price of approximately $11.8 million:

•	an aggregate of 642,921 shares of our common stock at a per share purchase price of $2.45, the average of the closing bid prices of our common stock as traded on Nasdaq on the 30 trading days immediately prior to the date the parties signed the September 30, 2003 purchase agreement;

•	an aggregate of 5,732,408 shares of our common stock at a per share purchase price of $1.79, the average of the closing bid prices of our common stock as traded on Nasdaq on the two days immediately prior to the date the parties signed the November 7, 2003 purchase agreement;

•	warrants to purchase up to an aggregate of 2,866,199 shares of our common stock at an exercise price of $1.79 per share, the average of the closing bid prices of our common stock as traded on Nasdaq on the two days immediately prior to the November 7, 2003 purchase agreement, which warrants are exercisable at the election of the selling security holders for a five-year period commencing on or after November 12, 2003; and

•	a warrant to purchase up to an aggregate of 458,952 shares of our common stock issued to Roth Capital Partners, LLC (“Roth”), the Company’s placement agent in the November 12, 2003 private placement financing (the “Private Placement”), issued as partial compensation for services rendered by Roth as the placement agent in the financing, at an exercise price of $2.15 per share, representing 120% of the purchase price paid by the investors in the November 12, 2003 private placement. The warrant is exercisable commencing May 12, 2004 through November 11, 2008.

     Pursuant to our Equity Investment Agreement with Net One and pursuant to the registration rights agreement with the investors in the November 12, 2003 private placement, we agreed to register the resale of the shares of our common stock (i) issued to Net One; (ii) issued in the private placement, and (iii) issuable upon exercise of the warrants issued in connection with the private placement.

Table

     The table below presents information regarding the selling security holders and the shares that they may offer and sell from time to time under this prospectus. The shares of common stock covered, as to their resale, under this prospectus include some shares issued and outstanding, additional shares issuable upon conversion of warrants and any additional shares that may be issued resulting from stock splits, stock dividends, recapitalizations or similar transactions.

     This table is prepared based on information supplied to us by the listed selling security holders. The term “selling security holders,” as used in this prospectus, includes the security holders listed below and their transferees, pledgees, donees or other successors acquiring an interest in the shares after the date of this prospectus. The table assumes that the selling security holders sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

     The following table sets forth:

•	the name of the selling security holders;

12.

•	the number and percent of shares of our common stock that the selling security holders’ beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by this registration statement;

•	the number of shares of our common stock that may be offered for resale for the account of the selling security holders under this prospectus; and

•	the number and percent of shares of our common stock to be held by the selling security holders after the offering of the resale shares (assuming all of the resale shares are sold by the selling security holders).

     The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

     This table is prepared based on information supplied to us by the listed selling security holders, Schedules 13G and 13D, Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares being offered for resale. The applicable percentages of ownership are based on an aggregate of 14,511,311 shares of our common stock issued and outstanding on November 14, 2003. The number of shares beneficially owned by the selling security holders is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose; provided, however, that for the purpose of computing beneficial ownership of the selling security holders listed below, each such selling security holder is deemed to beneficially own the shares of common stock issuable upon conversion of the warrants issued in the private placement.

	Shares Beneficially Owned					Shares Beneficially Owned
	Prior to Offering			Number of		After Offering
				Shares Being
Security Holders	Number		Percent	Offered		Number		Percent

Special Situations Fund III L.P.	1,969,488	(1)	13.1%	830,656	(2)	1,138,832	(1)	7.6%
Special Situations Cayman Fund L.P.	641,511	(3)	4.4%	268,366	(4)	373,145	(3)	2.6%
Special Situations Technology Fund L.P.	306,722	(5)	2.1%	25,558	(6)	281,164	(5)	1.9%
Special Situations Technology Fund II L.P.	153,352	(7)	1.0%	153,352	(7)	0		*
Lagunitas Partners LP	1,256,983	(8)	8.4%	1,256,983	(8)	0		*
J. Patterson McBaine	167,598	(9)	1.2%	167,598	(9)	0		*
Jon D. Gruber & Linda W. Gruber	167,598	(10)	1.2%	167,598	(10)	0		*
Gruber & McBaine International	418,995	(11)	2.9%	418,995	(11)	0		*
MicroCapital Fund LP	586,591	(12)	4.0%	586,591	(12)	0		*
MicroCapital Fund Ltd.	251,397	(13)	1.7%	251,397	(13)	0		*
Bonanza Fund	209,497	(14)	1.4%	209,497	(14)	0		*
Firelake Strategic Technology Fund, L.P.	1,256,983	(15)	8.4%	1,256,983	(15)	0		*
Agile Partners, LP	418,995	(16)	2.9%	418,995	(16)	0		*
Behavioral Financial Fund Ltd.	1,173,184	(17)	7.9%	1,173,184	(17)	0		*
Jurika Family Trust	251,397	(18)	1.7%	251,397	(18)	0		*
JMK Investment Partners, L.P.	251,397	(19)	1.7%	251,397	(19)	0		*
Encinal Crossover Fund	125,698	(20)	*	125,698	(20)	0		*
Neal I. Goldman IRA Rollover(30)	300,000	(21)	2.1%	300,000	(21)	0		*
Palisades Master Fund L.P.	418,995	(22)	2.9%	418,995	(22)	0		*

13.

	Shares Beneficially Owned					Shares Beneficially Owned
	Prior to Offering			Number of		After Offering
				Shares Being
Security Holders	Number		Percent	Offered		Number		Percent

Gordon J. Roth(30)	16,761	(23)	*	16,761	(23)	0		*
Joseph Paul Schimmelpfennig(30)	16,761	(24)	*	16,761	(24)	0		*
John J. Weber(30)	16,761	(25)	*	16,761	(25)	0		*
Jeffrey M. Ng(30)	12,570	(26)	*	12,570	(26)	0		*
Louis J. Ellis(30)	2,514	(27)	*	2,514	(27)	0		*
Roth Capital Partners LLC	458,952	(28)	3.2%	458,952	(28)	0		*
Net One Systems Co., Ltd.	1,142,921	(29)	7.8%	642,921		500,000	(29)	3.4%

*	less than 1%

(1)	Shares beneficially owned prior to the offering include 276,885 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003 and an additional warrant exercisable for 250,000 shares of common stock. MGP Advisors Limited, or MGP, is the general partner of Special Situations Fund III, or SSF III. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MGP on behalf of SSF III. Shares beneficially owned after the offering include the warrant exercisable for 250,000 shares of Common Stock.

(2)	Includes 276,885 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003.

(3)	Shares beneficially owned prior to the offering include 89,455 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003 and an additional warrant exercisable for 83,340 shares of common stock. AWM Investment Company, Inc., or AWM, is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P., or SSCF. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM and are principally responsible for the selection, acquisition and disposition of the portfolio securities by AWM on behalf of SSFC. Shares beneficially owned after the offering include the warrant exercisable for 83,340 shares of Common Stock.

(4)	Includes 89,455 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003.

(5)	Shares beneficially owned prior to the offering include 8,519 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003 and an additional warrant exercisable for 83,330 shares of common stock. SST Advisers, L.L.C., or SST, is the general partner of and investment adviser to the Special Situations Technology Fund, L.P., or SSTF. Austin W. Marxe and David M. Greenhouse are the principal owners of SST and are principally responsible for the selection, acquisition and disposition of the portfolio securities by SST on behalf of SSTF. Adam Stettner, a member of our board of directors since June 2001, serves as the managing director of Special Situations Technology Fund, L.P. Mr. Stettner disclaims beneficial ownership of the shares held by Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., except to the extent of his pecuniary interest therein, if any. Shares beneficially owned after the offering include the warrant exercisable for 83,330 shares of Common Stock.

(6)	Includes 8,519 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Also includes an additional warrant exercisable for 83,330 shares of common stock.

(7)	Includes 51,117 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. SST Advisers, L.L.C., or SST, is the general partner of and investment adviser to the Special Situations Technology Fund II, L.P., or SSTFII. Austin W. Marxe and David M. Greenhouse are the principal owners of SST and are principally responsible for the selection, acquisition and disposition of the portfolio securities by SST on behalf of SSTFII. Adam Stettner, a member of our board of directors since June 2001, serves as the managing director of Special Situations Technology Fund II, L.P. Mr. Stettner disclaims beneficial ownership of the shares held by Special Situations Technology

14.

Fund II, L.P., Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P., except to the extent of his pecuniary interest therein, if any.

(8)	Includes 418,994 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Jon D. Gruber and J. Patterson McBaine, managing members of Gruber & McBaine Capital Management, have voting and investment control of the securities held by Lagunitas Partners LP.

(9)	Includes 55,866 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Excludes 279,330 shares of common stock and 139,665 shares of common stock issuable upon exercise of a warrant held by Gruber & McBaine International and 837,989 shares of common stock and 418,994 shares of common stock issuable upon exercise of a warrant held by Lagunitas Partners LP. Mr. McBaine is a managing member of Gruber & McBaine Capital Management which has beneficial ownership over the securities held by Gruber & McBaine International and Lagunitas Partners LP. As a result, Mr. McBaine is the beneficial owner of an aggregate of 1,843,576 shares of common stock, representing approximately 12.2% of the issued and outstanding shares of common stock.

(10)	Includes 55,866 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Excludes 279,330 shares of common stock and 139,665 shares of common stock issuable upon exercise of a warrant held by Gruber & McBaine International and 837,989 shares of common stock and 418,994 shares of common stock issuable upon exercise of a warrant held by Lagunitas Partners LP. Mr. Gruber is a managing member of Gruber & McBaine Capital Management which has beneficial ownership over the securities held by Gruber & McBaine International and Lagunitas Partners LP. As a result, Mr. Gruber is the beneficial owner of an aggregate of 1,843,576 shares of common stock, representing approximately 12.2% of the issued and outstanding shares of common stock.

(11)	Includes 139,665 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Jon D. Gruber and J. Patterson McBaine, managing members of Gruber & McBaine Capital Management, have voting and investment control of the Securities held by Gruber & McBaine International.

(12)	Includes 195,530 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Ian. P. Ellis has voting and investment control of the securities held by MicroCapital Fund LP.

(13)	Includes 83,799 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Ian. P. Ellis has voting and investment control of the securities held by MicroCapital Fund Ltd.

(14)	Includes 69,832 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Hunter Ziesing and Timothy M. Kelly each have voting and investment control of the securities held by Bonanza Fund.

(15)	Includes 418,994 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Fred Kittler, Managing Director of Firelake Capital, has voting and investment control of the securities held by Firelake Strategic Technology Fund, L.P.

(16)	Includes 139,665 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Scott H. Cummings, the General Partner of Agile Partners LP, has voting and investment control of the securities held by Agile Partners LP.

(17)	Includes 391,061 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003.

(18)	Includes 83,799 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. William K. Jurika and Michelle M. Jurika are each trustees of the Jurika Family Trust and each have voting and investment control of the securities held by Jurika Family Trust.

(19)	Includes 83,799 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. William K. Jurika, Karl O. Mills and Mikel Keifer, partners of JMK Investment Partners, LLC, each have voting and investment control of the securities held by JMK Investment Partners, L.P.

(20)	Includes 41,899 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Harry G. Whelan has voting and investment control of the securities held by Encinal Crossover Fund.

(21)	Includes 100,000 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003.

(22)	Includes 139,665 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. PEF Advisors, LLC (“PEF”) serves as investment manager to Palisades Master Fund L.P. (“Palisades”). Andrew Reckles, managing member of PEF, has been delegated authority from the members of PEF regarding the portfolio management decisions of PEF with respect to the shares of common stock owned by Palisades. By reason of such delegated authority, Mr. Reckles may be deemed to share dispositive power over the shares of common stock owned by Palisades. Mr. Reckles disclaims beneficial ownership of such shares of our common stock and neither Mr. Reckles or PEF has any legal right to maintain such delegated authority.

(23)	Includes 5,587 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Mr. Roth is the Chief Financial Officer and Chief Operating Officer of Roth Capital Partners, LLC, the placement agent in connection with the Private Placement and a registered broker-dealer.

15.

(24)	Includes 5,587 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Mr. Schimmelpfennig is a Managing Director of Roth Capital Partners, LLC.

(25)	Includes 5,587 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Mr. Weber is an employee of Roth Capital Partners, LLC.

(26)	Includes 4,190 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Mr. Ng is an employee of Roth Capital Partners, LLC.

(27)	Includes 838 shares of common stock issuable upon exercise of a warrant issued in the Private Placement exercisable on or after November 12, 2003. Mr. Ellis is an employee of Roth Capital Partners, LLC.

(28)	Includes 458,952 shares of common stock issuable upon exercise of a warrant issued in connection with the Private Placement exercisable on or after May 12, 2004. Roth Capital Partners, LLC is a registered broker-dealer but received the warrant as compensation for services provided by Roth Capital Partners, LLC, as placement agent in connection with the Private Placement.

(29)	Includes a warrant exercisable for 166,666 shares of common stock.

(30)	These selling security holders have advised us they are affiliated with registered broker-dealers and have further advised us that they purchased the securities being registered for resale under this prospectus in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings directly or indirectly with any person to dispose of the securities to be sold.

16.

PLAN OF DISTRIBUTION

     The selling security holders of the common stock of First Virtual Communications, Inc., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell or dispose of any or all of their shares of common stock of the Company or interests therein. Such dispositions may be effected on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales or short sales effected after the effective date of the prospectus of which this registration statement is a part;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

17.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the selling security holders has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares, including all reasonable costs and expenses incurred by us or the selling security holders and all registration and filing fees and legal fees and accounting fees.

     The Company has agreed to indemnify the selling security holders and certain control and other related persons related to the foregoing persons against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling security holders have agreed to indemnify the Company in certain circumstances, as well as certain related persons, against certain liabilities, including liabilities under the Securities Act.

     The selling security holders are not obligated to, and there is no assurance that the selling security holders will, sell any or all of the shares being offered by this prospectus.

     The Company has agreed with the selling security holders to keep the registration statement effective until the shares being offered by this prospectus may be sold without registration or restriction pursuant to Rule 144(k) promulgated under the Securities Act, or, if earlier, until the distribution contemplated in this prospectus has been completed.

18.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will be for the accounts of the selling security holders.

LEGAL MATTERS

     Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 will pass upon the validity of the issuance of the common stock offered by this prospectus.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the Securities and Exchange Committee. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov. Reports, proxy and information statements and other information concerning us may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     We maintain a website at www.fvc.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

     We incorporate by reference the documents listed below, except as superseded or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	the description of our common stock in our Registration Statement on Form S-1 declared effective on April 29, 1998, including any amendments or reports filed for the purpose of updating this description;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Notice of Annual Meeting and Proxy Statement for our Annual Meeting of Stockholders to be held on June 14, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	our Current Report on Form 8-K which was filed on June 30, 2003; and

19.

•	all of the filings pursuant to the Exchange Act after the date of filing of the original registration statement and prior to effectiveness of the registration statement of which this prospectus is a part.

     The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

     You may also request a copy of these filings at no cost, by writing or telephoning us at the following address or phone number:

First Virtual Communications, Inc. Attention: Chief Financial Officer 3200 Bridge Parkway Redwood City, CA 94065 Telephone: (650) 801-6500

20.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

9,700,480 Shares

Common Stock

FIRST VIRTUAL
COMMUNICATIONS, INC.

Prospectus

January       , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. The security holders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$1,789
Legal fees and expenses	$100,000
Accounting fees and expenses	$16,000
Printing and related expenses	$2,000
Miscellaneous	$10,211

Total	$130,000

Item 15. Indemnification of Officers and Directors.

     Under Section 145 of the Delaware General Corporation Law of Delaware, or Delaware Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

     Our certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require us to indemnify our directors and officers to the fullest extent not prohibited by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. In addition, our certificate of incorporation provides that, if Delaware Law is amended after the date of stockholder approval of the certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director would be eliminated or limited to the fullest extent permitted by Delaware Law.

     Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be, made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers or of any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit
Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
3.2	Certificate of Ownership and Merger, effective August 3, 1998.(2)
3.3	Certificate of Designation of Series A Convertible Preferred Stock.(3)
3.4	Amended Bylaws of the Registrant.(4)
3.5	Certificate of Ownership and Merger, effective February 5, 2001.(5)
3.6	Certificate of Amendment of Restated Certificate of Incorporation filed on June 19, 2001.(5)
3.7	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed on June 26, 2003.(6)
4.1	Warrants to purchase up to 2,866,199 shares of the Company’s Common Stock, dated November 12, 2003, issued by the Company to the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
4.2	Warrant to purchase up to 458,592 shares of the Company’s Common Stock, dated November 12, 2003, issued by the Company to Roth Capital Partners LLC.(7)
10.1	Securities Purchase Agreement, dated as of November 7, 2003, by and among the Company and the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
10.2	Registration Rights Agreement, dated as of November 7, 2003, by and among the Company and the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
5.1*	Opinion of Cooley Godward LLP.
23.1	Consent of PricewaterhouseCoopers, LLP.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereof.

(1)	Filed as an exhibit to our Registration Statement on Form S-1, effective on April 29, 1998, as amended (File No. 333-38755) and incorporated herein by reference.

(2)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 000-23305) and incorporated herein by reference.

(3)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-23305) and incorporated herein by reference.

(4)	Filed as an exhibit to our Annual Report on Form 10-K/A for the year ended December 31, 1999 (File No. 000-23305).

(5)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-23305) and incorporated herein by reference.

(6)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-23305).

(7)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 000-23305).

*	Previously filed.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, or the Securities Act, and will be governed by the final adjudication of the issue.

     We hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in our periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on the 20th day of January 2004.

FIRST VIRTUAL COMMUNICATIONS, INC

By:	/s/ Jonathan G. Morgan Jonathan G. Morgan President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Sollman

George Sollman	Chairman of the Board	January 20, 2004

/s/ Jonathan G. Morgan	President and Chief Executive Officer
and Director (Principal Executive
Jonathan G. Morgan	Officer)	January 20, 2004

/s/ Truman Cole	Chief Financial Officer (Principal
	Financial and Accounting Officer)	January 20, 2004
Truman Cole

/s/ Edward Harris

Edward Harris	Director	January 20, 2004

/s/ Norman E. Gaut

Norman E. Gaut	Director	January 20, 2004

Signature	Title	Date

/s/ Adam Stettner*

Adam Stettner	Director	January 20, 2004

/s/ Werner Shmücking

Werner Shmücking	Director	January 20, 2004

*Pursuant to Power of Attorney

/s/ Jonathan G. Morgan

Jonathan G. Morgan Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of the Registrant.(1)
3.2	Certificate of Ownership and Merger, effective August 3, 1998.(2)
3.3	Certificate of Designation of Series A Convertible Preferred Stock.(3)
3.4	Amended Bylaws of the Registrant.(4)
3.5	Certificate of Ownership and Merger, effective February 5, 2001.(5)
3.6	Certificate of Amendment of Restated Certificate of Incorporation filed on June 19, 2001.(5)
3.7	Certificate of Amendment of Amended and Restated Certificate of Incorporation filed on June 26, 2003.(6)
4.1	Warrants to purchase up to 2,866,199 shares of the Company’s Common Stock, dated November 12, 2003, issued by the Company to the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
4.2	Warrant to purchase up to 458,592 shares of the Company’s Common Stock, dated November 12, 2003, issued by the Company to Roth Capital Partners LLC.(7)
10.1	Securities Purchase Agreement, dated as of November 7, 2003, by and among the Company and the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
10.2	Registration Rights Agreement, dated as of November 7, 2003, by and among the Company and the purchasers set forth on the Schedule of Purchasers attached thereto.(7)
5.1*	Opinion of Cooley Godward LLP.
23.1	Consent of PricewaterhouseCoopers, LLP.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereof.

(1)	Filed as an exhibit to our Registration Statement on Form S-1, effective on April 29, 1998, as amended (File No. 333-38755) and incorporated herein by reference.

(2)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 000-23305) and incorporated herein by reference.

(3)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-23305) and incorporated herein by reference.

(4)	Filed as an exhibit to our Annual Report on Form 10-K/A for the year ended December 31, 1999 (File No. 000-23305).

(5)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-23305) and incorporated herein by reference.

(6)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-23305).

(7)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 000-23305).

*	Previously filed.